As filed with the Securities and Exchange Commission on December 29, 2014

Registration No. [            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNITY WEST BANCSHARES

(Exact name of registrant as specified in its charter)

California	6712	77-0446957
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

445 Pine Avenue, Goleta, California 93117

(805) 692-5821

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

COMMUNITY WEST BANCSHARES

2014 STOCK OPTION PLAN

(Full Title of the Plan)

Copies of all correspondence to:

Charles G. Baltuskonis Chief Financial Officer Community West Bancshares 445 Pine Avenue Goleta, California 93117 (805) 692-5821 (805) 679-6405 Facsimile	Arthur A. Coren Professional Corporation Horgan, Rosen, Beckham & Coren, L.L.P. 23975 Park Sorrento Suite 200 Calabasas, California 91302 (818) 591-2121 (818) 591-3838 Facsimile
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, No Par Value	500,000[1] shares	$6.60[2]	$3,300,000[2]	$384

This Registration Statement on Form S-8 covers the registration of 500,000 shares of common stock, no par value (“Common Stock”), issuable upon the exercise of stock options granted under the Community West Bancshares 2014 Stock Option Plan (the “2014 Plan”). These shares of Common Stock are of the same class as shares for which the following registration statements have been filed: (i) a Registration Statement on Form S-8 filed on December 31, 1997, as amended on February 20, 1998, November 22, 2005, July 28, 2006 and on or around the date hereof (as amended, the “Initial Registration Statement”), relating to the Community West Bancshares’ 1997 Stock Option Plan (the “1997 Plan”); (ii) a Registration Statement on Form S-8 filed on November 22, 2005 to register 450,000 additional shares of Common Stock issuable under the 1997 Plan, as amended on July 28, 2006 and on or around the date hereof (as amended, the “2005 Registration Statement”); and (iii) a Registration Statement on Form S-8 filed on July 28, 2006 relating to the Community West Bancshares’ 2006 Stock Option Plan (the “2006 Plan”), as amended on or around the date hereof (the “2006 Registration Statement”). The Amended and Restated Reoffer Prospectus, included herewith and in the 2006 Registration Statement, the 2005 Registration Statement and the Initial Registration Statement, covers the resale of the 500,000 shares issuable under the 2006 Plan, as well as the 450,000 additional shares issuable under the 1997 Plan and the original 842,014* shares issuable under the 1997 Plan. The filing fee required by the Securities Act of 1933, as amended, and Rule 457 is being paid with respect to the shares of Common Stock issuable under the 2014 Plan only.

*	Please note that pursuant to Rule 416(a), as a result of stock dividends and stock splits, the 456,427 shares which were registered under the Initial Registration Statement now total 842,014 shares.

[1]	This Registration Statement covers, in addition to the number of shares of Community West Bancshares (the “Company” or the “Registrant”), common stock, no par value per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Community West Bancshares 2014 Stock Option Plan (the “2014 Plan”), as a result of one or more adjustments under the 2014 Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
[2]	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock, no par value per share, of Community West Bancshares as reported on the Nasdaq Global Market on December 23, 2014.

AMENDED AND RESTATED REOFFER PROSPECTUS

COMMUNITY WEST BANCSHARES

2,292,014 SHARES OF COMMON STOCK

NO PAR VALUE PER SHARE

This Amended and Restated Reoffer Prospectus (this “Prospectus”) covers the resale by officers or directors (the “Selling Shareholders”) of Community West Bancshares (“Community West” or the “Company”) of shares of the Community West’s common stock, no par value per share, acquired pursuant to those certain stock option agreements executed by and between Community West and the Selling Shareholders (the “Stock Option Agreement”) in connection with the Community West Bancshares 2014 Stock Option Plan (the “2014 Plan”), the Community West Bancshares 2006 Stock Option Plan (the “2006 Plan”) and the Community West Bancshares 1997 Stock Option Plan (the “1997 Plan”).

The Selling Shareholders may offer shares of Community West’s common stock from time to time to purchasers directly or through underwriters, dealers or agents. Such shares of Community West’s common stock may be sold at market prices prevailing at the time of sale or at negotiated prices.

Community West’s common stock is quoted on the Nasdaq Global Market and trades under the symbol “CWBC.” The last sale price for the common stock as so reported was on or about December 23, 2014 and was $6.60 per share. Community West will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders. The address of the principal executive office of the Company is 445 Pine Avenue, Goleta, California 93117 and its telephone number is (805) 692-5821.

SEE “RISK FACTORS” ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PURCHASER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No dealer, salesman or other person has been authorized to give any information or to make any representation in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by Community West or any of the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security in any jurisdiction in which, or to any person to whom, such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any distribution of the securities made under this Prospectus shall under any circumstances which create any implication that there has been no change in the affairs of Community West since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

The date of this Prospectus is December 29, 2014

COMMUNITY WEST BANCSHARES

AMENDED AND RESTATED REOFFER PROSPECTUS

i

INTRODUCTION

Community West Bancshares (“Community West”) is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Community West’s principal business is to serve as a holding company for its banking subsidiary, Community West Bank, N.A. (“CW Bank”) (formerly, Goleta National Bank). When we say “we” or “our” we mean Community West on a consolidated basis with CW Bank.

Community West was incorporated on November 26, 1996, under the laws of the State of California, at the direction of the Board of Directors of CW Bank for the purpose of becoming CW Bank’s holding company. The holding company reorganization was consummated on December 31, 1997 and each outstanding share of CW Bank’s common stock was converted into one share of Community West’s common stock and all outstanding shares of CW Bank’s common stock were transferred to Community West.

AVAILABLE INFORMATION

Community West is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the “Commission”). Such reports and other information concerning Community West may be inspected and copied at the Public Reference Room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Electronic filings made through the Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) system are available through the Commission’s Web site (http://www.sec.gov). Such reports and other information concerning Community West can also be inspected at the offices of Community West at 445 Pine Street, Goleta, California 93117 and can also be retrieved by accessing our Web site (www.communitywest.com).

On December 31, 1997, Community West filed with the Commission a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, which was amended by Post-Effective Amendments thereto filed on February 20, 1998, November 22, 2015, July 28, 2006 and on or around the date hereof. On November 22, 2005, Community West filed a new registration statement on Form S-8 to register 450,000 additional shares of common stock issuable upon the exercise of outstanding stock options granted under the 1997 Plan, which was amended by Post-Effective Amendments thereto filed on July 28, 2006, September 26, 2014 and on or around the date hereof. On July 28, 2006, Community West filed a registration statement on Form S-8 to register 500,000 shares of common stock issuable upon the exercise of outstanding stock options granted under the 2006 Plan, which is amended by a Post-Effective Amendment being filed on or around the date hereof. On or around the date hereof, Community West is filing a registration statement on Form S-8 to register 500,000 shares of common stock issuable upon the exercise of outstanding stock options granted under the 2014 Plan. This Prospectus covers the resale by the Selling Shareholders of shares of Community West’s common stock, no par value per share, acquired pursuant to those certain stock option agreements executed by and between Community West and the Selling Shareholders in connection with the 1997 Plan, the 2006 Plan and the 2014 Plan.

This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or the document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Prospectus but contained in the registration statement may be inspected and copied at the Public Reference Room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents of Community West which have been filed with the Commission pursuant to applicable statutes are incorporated herein by reference:

(a) Community West’s Annual Report on Form 10-K for its fiscal year ended December 31, 2013, filed with the Commission on March 17, 2014;

(b) All other reports of Community West filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Community West’s Annual Report referred to in (a) above; and

(c) The description of Community West’s common stock which is contained in its registration statement on Form 8-A dated December 31, 1997, filed under the Exchange Act, and any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by Community West pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Community West will provide, without charge, to each person to whom a copy of this registration statement is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto unless such exhibits are specifically incorporated by reference into the information that this registration statement incorporates). Requests should be directed to Community West’s Executive Offices at 445 Pine Avenue, Goleta, California 93117, (805) 692-5821.

RISK FACTORS

Investing in our common stock involves various risks which are specific to the Company. Several of these risks and uncertainties, are discussed below and elsewhere in this report. This listing should not be considered as all-inclusive. These factors represent risks and uncertainties that could have a material adverse effect on our business, results of operations and financial condition. Other risks that we do not know about now, or that we do not believe are significant, could negatively impact our business or the trading price of our securities. In addition to common business risks such as theft, loss of market share and disasters, the Company is subject to special types of risk due to the nature of its business. See additional discussions about credit, interest rate, market and litigation risks in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Annual Report on Form 10-K as filed with the Commission on March 17, 2014, which is incorporated herein by reference, beginning on page 14 and additional information regarding legislative and regulatory risks in the “Supervision and Regulation” section beginning on page 39 of the Form 10-K.

Reserve for credit losses may not be adequate to cover actual loan losses.

The risk of nonpayment of loans is inherent in all lending activities, and nonpayment, if it occurs, may have an adverse effect on our financial condition and/or results of operations. We maintain a reserve for credit losses to absorb estimated probable credit losses inherent in the loan and commitment portfolios as of the balance sheet date. After a provision for loan losses of ($3.6) million for the first nine months of 2014, as of September 30, 2014, our allowance for loan losses was $9.2 million, or 2.14% of loans held for investment. In addition, as of September 30, 2014 we had $17.5 million in loans on nonaccrual, $6.5 million of which are SBA guaranteed, and no loans 30 to 89 days past due with interest accruing. In determining the level of the reserve for credit losses, Management makes various assumptions and judgments about the loan portfolio. We rely on an analysis of the loan portfolio based on historical loss experience, volume and types of loans, trends in classifications, volume and trends in delinquencies and non-accruals, national and local economic conditions and other pertinent information known at the time of the analysis. If Management’s assumptions are incorrect, the reserve for credit losses may not be sufficient to cover losses, which could have a material adverse effect on our financial condition and/or results of operations. While the allowance was determined to be adequate at September 30, 2014, based on the information available to us at the time, there can be no assurance that the allowance will be adequate in the future.

All of our lending involves underwriting risks.

Lending, even when secured by the assets of a business, involves considerable risk of loss in the event of failure of the business. To reduce such risk, the Company typically takes additional security interests in other collateral of the borrower, such as real property, certificates of deposit, life insurance, and/or obtains personal guarantees. Despite efforts to reduce risk of loss, additional measures may not prove sufficient as the value of the additional collateral or personal guarantees may be significantly reduced. There can be no assurances that collateral values will be sufficient to repay loans should borrowers become unable to repay loans in accordance with their original terms.

Our dependence on real estate concentrated in the State of California.

As of September 30, 2014, approximately $218.5 million, or 43.8%, of our loan portfolio was secured by various forms of real estate, including residential and commercial real estate. A further decline in current economic conditions or rising interest rates could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans and the value of real estate and other collateral securing loans. The real estate securing our loan portfolio is concentrated in California. The decline in real estate values could harm the financial condition of our borrowers and the collateral for our loans will provide less security and we would be more likely to suffer losses on defaulted loans.

We operate in a highly regulated industry and the laws and regulations that govern our operations, corporate governance, executive compensation and financial accounting or reporting, including changes in them, or our failure to comply with them, may adversely affect us.

We are subject to extensive regulation and supervision that govern almost all aspects of our operations. Intended to protect customers, depositors, consumers, deposit insurance funds and the stability of the U.S. financial system, these laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on our business activities, limit the dividend or distributions that we can pay, restrict the ability of institutions to guarantee our debt and impose certain specific accounting requirements that may be more restrictive and may result in greater or earlier charges to earnings or reductions in our capital than accounting principles generally accepted in the United States (“GAAP”). Compliance with laws and regulations can be difficult and costly and changes to laws and regulations often impose additional compliance costs. We are currently facing increased regulation and supervision of our industry as a result of the financial crisis in the banking and financial markets. Such additional regulation and supervision may increase our costs and limit our ability to pursue business opportunities. Further, our failure to comply with these laws and regulations, even if the failure was inadvertent or reflects a difference in interpretation, could subject us to restrictions on our business activities, fines and other penalties, any of which could adversely affect our results of operations, capital base and the price of our securities. Further, any new laws, rules and regulations could make compliance more difficult or expensive or otherwise adversely affect our business and financial condition.

We are periodically subject to examination and scrutiny by a number of banking agencies and, depending upon the findings and determinations of these agencies, we may be required to make adjustments to our business that could adversely affect us.

Federal and state banking agencies periodically conduct examinations of our business, including compliance with applicable laws and regulations. If, as a result of an examination, a federal banking agency were to determine that the financial condition, capital resources, asset quality, asset concentration, earnings prospects, management, liquidity sensitivity to market risk or other aspects of any of our operations has become unsatisfactory, or that we or our management is in violation of any law or regulation, it could take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to change the asset composition of our portfolio or balance sheet, to assess civil monetary penalties against our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate our deposit insurance. If we become subject to such regulatory actions, our business, results of operations and reputation may be negatively impacted.

The enactment of the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010 may have a material effect on our operations.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (which we refer to as the “Dodd-Frank Act”), which imposes significant regulatory and compliance changes. The key effects of the Dodd-Frank Act on our business are:

•	changes to regulatory capital requirements;

•	exclusion of hybrid securities, including trust preferred securities, issued on or after May 19, 2010 from Tier 1 capital;

•	creation of new government regulatory agencies (such as the Financial Stability Oversight Council, which will oversee systemic risk, and the Consumer Financial Protection Bureau, which will develop and enforce rules for bank and non-bank providers of consumer financial products);

•	potential limitations on federal preemption;

•	changes to deposit insurance assessments;

•	regulation of debit interchange fees we earn;

•	changes in retail banking regulations, including potential limitations on certain fees we may charge; and

•	changes in regulation of consumer mortgage loan origination and risk retention.

In addition, the Dodd-Frank Act restricts the ability of banks to engage in certain proprietary trading or to sponsor or invest in private equity or hedge funds. The Dodd-Frank Act also contains provisions designed to limit the ability of insured depository institutions, their holding companies and their affiliates to conduct certain swaps and derivatives activities and to take certain principal positions in financial instruments.

Some provisions of the Dodd-Frank Act became effective immediately upon its enactment. Many provisions, however, will require regulations to be promulgated by various federal agencies in order to be implemented, some of which have been proposed by the applicable federal agencies. The provisions of the Dodd-Frank Act may have unintended effects, which will not be clear until implementation. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to investors in our Class A common stock.

The short-term and long-term impact of the new regulatory capital standards and the new capital rules is uncertain.

As discussed in detail below, the federal banking agencies recently revised capital guidelines to reflect the requirements of the Dodd-Frank Act and to effect the implementation of the Basel III Accords. The quantitative measures, established by the regulators to ensure capital adequacy, require that a bank holding company maintain minimum ratios of capital to risk-weighted assets. These minimums are outlined above. Various provisions of the Dodd-Frank Act increase the capital requirements of bank holding companies, such as the Company, and non-bank financial companies that are supervised by the Federal Reserve. For Community West, a bank holding company, common equity Tier 1 capital, a new category, includes only common stock, related surplus, retained earnings and qualified minority investments.

Additional Tier 1 capital includes non-cumulative perpetual preferred stock, certain qualifying minority interests, and for bank holding companies with less than $15 billion in consolidated assets, cumulative perpetual preferred stock and grandfathered trust preferred securities. Tier 2 capital includes subordinated debt, certain qualifying minority investments, and for bank holding companies with less than $15 billion in consolidated assets, non-qualifying capital instruments issued before May 19, 2010 that exceed 25% of Tier 1. Bank holding companies are also required to hold a capital conservation buffer of common equity Tier 1 capital of 2.5% to avoid limitations on capital distributions and executive compensation payments. The capital rules also codify a Tier 1 leverage ratio that has long been used by the agencies as an indicator of risk.

Under the guidelines, capital is compared with the relative risk related to the balance sheet. To derive the risk included in the balance sheet, a risk weighting is applied to each balance sheet asset and off-balance sheet item, primarily based on the relative credit risk of the asset or counterparty. The revised capital rules also modified the risk-weights applied to particular on and off balance sheet assets.

The revised capital rules require banks and bank holding companies to maintain a common equity Tier 1 capital ratio of 6.5%, a total Tier 1 capital ratio of 8%, a total capital ratio of 10%, and a leverage ratio of 5% to be deemed “well capitalized.” Although these new capital ratios become effective as of January 1, 2015, the banking regulators will expect bank holding companies and banks to meet these requirements well ahead of that date.

The Federal Reserve may also set higher capital requirements for holding companies whose circumstances warrant it. We cannot be certain what the impact of changes to existing capital guidelines will have on the Company.

Curtailment of government guaranteed loan programs could affect a segment of our business.

A major segment of our business consists of originating and periodically selling government guaranteed loans, in particular those guaranteed by the USDA and the SBA. From time to time, the government agencies that guarantee these loans reach their internal limits and cease to guarantee loans. In addition, these agencies may change their rules for loans or Congress may adopt legislation that would have the effect of discontinuing or changing the loan programs. Non-governmental programs could replace government programs for some borrowers, but the terms might not be equally acceptable. Therefore, if these changes occur, the volume of loans to small business, industrial and agricultural borrowers of the types that now qualify for government guaranteed loans could decline. Also, the profitability of these loans could decline. As the funding of the guaranteed portion of 7(a) loans has historically been a major portion of our business, the long-term resolution to the funding for the 7(a) loan program may have an unfavorable impact on our future performance and results of operations.

Our small business customers may lack the resources to weather a downturn in the economy.

One of the primary focal points of our business development and marketing strategy is serving the banking and financial services needs of small to medium-sized businesses and professional organizations. Small businesses generally have fewer financial resources in terms of capital or borrowing capacity than do larger entities. If economic conditions are generally unfavorable in our service areas, the businesses of our lending clients and their ability to repay outstanding loans may be negatively affected. As a consequence, our results of operations and financial condition may be adversely affected.

If the Company lost a significant portion of its low-cost deposits, it could negatively impact our liquidity and profitability.

The Company’s profitability depends in part on successfully attracting and retaining a stable base of low-cost deposits. While we generally do not believe these core deposits are sensitive to interest rate fluctuations, the competition for these deposits in our markets is strong and customers are increasingly seeking investments that are safe, including the purchase of U.S. Treasury securities and other government-guaranteed obligations, as well as the establishment of accounts at the largest, most-well capitalized banks. If the Company were to lose a significant portion of its low-cost deposits, it would negatively impact its liquidity and profitability.

From time to time, the Company has been dependent on borrowings from the FHLB and the FRB, and there can be no assurance these programs will be available as needed.

As of September 30, 2014, the Company has borrowings from the FHLB of San Francisco of $18.0 million and no borrowings from the FRB. The Company in the recent past has been reliant on such borrowings to satisfy its liquidity needs. The Company’s borrowing capacity is generally dependent on the value of the Company’s collateral pledged to these entities. These lenders could reduce the borrowing capacity of the Company or eliminate certain types of collateral and could otherwise modify or even terminate its loan programs. Any change or termination could have an adverse effect on the Company’s liquidity and profitability.

The Company is exposed to risk of environmental liabilities with respect to properties to which we obtain title.

Approximately 32.9% of the Company’s loan portfolio at September 30, 2014 was secured by commercial real estate. In the course of our business, the Company may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. These costs and claims could adversely affect our business and prospects.

Changes in interest rates could adversely affect our profitability, business and prospects.

Most of the Company’s assets and liabilities are monetary in nature, which subjects us to significant risks from changes in interest rates and can impact our net income and the valuation of our assets and liabilities. Increases or decreases in prevailing interest rates could have an adverse effect on our business, asset quality and prospects. The Company’s operating income and net income depend to a great extent on our net interest margin. Net interest margin is the difference between the interest yields we receive on loans, securities and other earning assets and the interest rates we pay on interest-bearing deposits, borrowings and other liabilities. These rates are highly sensitive to many factors beyond our control, including competition, general economic conditions and monetary and fiscal policies of various governmental and regulatory authorities, including the Federal Reserve. If the rate of interest we pay on our interest-bearing deposits, borrowings and other liabilities increases more than the rate of interest we receive on loans, securities and other earning assets increases, our net interest income, and therefore our earnings, would be adversely affected. The Company’s earnings also could be adversely affected if the rates on our loans and other investments fall more quickly than those on our deposits and other liabilities.

In addition, loan volumes are affected by market interest rates on loans. Rising interest rates generally are associated with a lower volume of loan originations while lower interest rates are usually associated with higher loan originations. Conversely, in rising interest rate environments, loan repayment rates will decline and in falling interest rate environments, loan repayment rates will increase. The Company cannot guarantee that it will be able to minimize interest rate risk. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations.

Interest rates also affect how much money the Company can lend. When interest rates rise, the cost of borrowing increases. Accordingly, changes in market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume, business, financial condition, results of operations and cash flows.

Because of the geographic concentration of our assets, our business is highly susceptible to local economic conditions.

Our business is primarily concentrated in Santa Barbara and Ventura counties in the State of California. As a result of this geographic concentration, our financial condition and results of operations depend largely upon economic conditions in these market areas. Deterioration in economic conditions in the markets we serve could result in one or more of the following: an increase in loan delinquencies; an increase in problem assets and foreclosures; a decrease in the demand for our products and services; and a decrease in the value of collateral for loans, especially real estate, in turn reducing customers’ borrowing power, the value of assets associated with problem loans and collateral coverage.

The Company’s future success will depend on our ability to compete effectively in a highly competitive market.

The Company faces substantial competition in all phases of our operations from a variety of different competitors. Our competitors, including commercial banks, community banks, savings and loan associations, mutual savings banks, credit unions, consumer finance companies, insurance companies, securities dealers, brokers, mortgage bankers, investment advisors, money market mutual funds and other financial institutions, compete with lending and deposit-gathering services offered by us. Increased competition in our markets may result in reduced loans and deposits.

There is very strong competition for financial services in the market areas in which we conduct our businesses from many local commercial banks as well as numerous national and commercial banks and regionally based commercial banks. Many of these competing institutions have much greater financial and marketing resources than we have. Due to their size, many competitors can achieve larger economies of scale and may offer a broader range of products and services than us. If we are unable to offer competitive products and services, our business may be negatively affected.

Some of the financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies and federally insured depository institutions. As a result, these non-bank competitors have certain advantages over us in accessing funding and in providing various services. The banking business in our primary market areas is very competitive, and the level of competition facing us may increase further, which may limit our asset growth and financial results.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles, or GAAP. If we are unable to maintain adequate internal control over financial reporting, we might be unable to report our financial information on a timely basis and might suffer adverse regulatory consequences or violate listing standards. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. We have in the past and may in the future discover areas of our internal financial and accounting controls and procedures that need improvement. Our internal control conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company will be detected. If we are unable to maintain proper and effective internal controls, we may not be able to produce accurate financial statements on a timely basis, which could adversely affect our ability to operate our business and could result in regulatory action, and could require us to restate, our financial statements. Any such restatement could result in a loss of public confidence in the reliability of our financial statements and sanctions imposed on us by the SEC.

Changes in accounting standards or inaccurate estimates or assumptions in the application of accounting policies could adversely affect our financial condition and results of operations.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Some of these policies require use of estimates and assumptions that may affect the reported value of our assets or liabilities and results of operations and are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain. If those assumptions, estimates or judgments were incorrectly made, we could be required to correct and restate prior period financial statements. Accounting standard-setters and those who interpret the accounting standards (such as the Financial Accounting Standards Board, the SEC, banking regulators and our independent registered public accounting firm) may also amend or even reverse their previous interpretations or positions on how various standards should be applied. These changes can be difficult to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new revised standard retroactively, resulting in the need to revise and republish prior period financial statements.

Terrorist attacks and threats of war or actual war may impact all aspects of our operations, revenues, costs and stock price in unpredictable ways.

Terrorist attacks in the United States, as well as future events occurring in response or in connection to them including, without limitation, future terrorist attacks against United States targets, rumors or threats of war, actual conflicts involving the United States or its allies or military or trade disruptions, may impact our operations. Any of these events could cause consumer confidence and savings to decrease or result in increased volatility in the United States and worldwide financial markets and economy. Any of these occurrences could have an adverse impact on the Company’s operating results, revenues and costs and may result in the volatility of the market price for our securities, including our common stock, and impair their future price.

The business may be adversely affected by internet fraud.

The Company is inherently exposed to many types of operational risk, including those caused by the use of computer, internet and telecommunications systems. These risks may manifest themselves in the form of fraud by employees, by customers, other outside entities targeting us and/or our customers that use our internet banking, electronic banking or some other form of our telecommunications systems. Given the growing level of use of electronic, internet-based, and networked systems to conduct business directly or indirectly with our clients, certain fraud losses may not be avoidable regardless of the preventative and detection systems in place.

We may experience interruptions or breaches in our information system security.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in the security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of these information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of these information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers, including as a result of cyber attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.

As a financial institution, we are susceptible to fraudulent activity that may be committed against us or our clients, which may result in financial losses to us or our clients, privacy breaches against our clients, or damage to our reputation. Such fraudulent activity may take many forms, including check fraud, electronic fraud, wire fraud, phishing, and other dishonest acts. In recent periods, there has been a rise in electronic fraudulent activity within the financial services industry, especially in the commercial banking sector, due to cyber criminals targeting commercial bank accounts. Consistent with industry trends, we have also experienced an increase in attempted electronic fraudulent activity in recent periods.

In addition, our operations rely on the secure processing, storage and transmission of confidential and other information on our computer systems and networks. Although we take numerous protective measures to maintain the confidentiality, integrity and availability of our and our clients’ information across all geographic and product lines, and endeavor to modify these protective measures as circumstances warrant, the nature of the threats continues to evolve. As a result, our computer systems, software and networks and those of our customers may be vulnerable to unauthorized access, loss or destruction of data (including confidential client information), account takeovers, unavailability of service, computer viruses or other malicious code, cyber attacks and other events that could have an adverse security impact and result in significant losses by us and/or our customers. Despite the defensive measures we take to manage our internal technological and operational infrastructure, these threats may originate externally from third parties, such as foreign governments, organized crime and other hackers, and outsource or infrastructure-support providers and application developers, or the threats may originate from within our organization. Given the increasingly high volume of our transactions, certain errors may be repeated or compounded before they can be discovered and rectified.

We also face the risk of operational disruption, failure, termination or capacity constraints of any of the third parties that facilitate our business activities, including exchanges, clearing agents, clearing houses or other financial intermediaries. Such parties could also be the source of an attack on, or breach of, our operational systems, data or infrastructure. In addition, as interconnectivity with our clients grows, we increasingly face the risk of operational failure with respect to our clients’ systems.

Although to date we have not experienced any material losses relating to cyber attacks or other information security breaches, there can be no assurance that we will not suffer such losses in the future. Our risk and exposure to these matters remains heightened because of, among other things, the evolving nature of these threats, the outsourcing of some of our business operations, and the continued uncertain global economic environment. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.

We maintain an insurance policy which we believe provides sufficient coverage at a manageable expense for an institution of our size and scope with similar technological systems. However, we cannot assure that this policy will afford coverage for all possible losses or would be sufficient to cover all financial losses, damages, penalties, including lost revenues, should we experience any one or more of our or a third party’s systems failing or experiencing attack.

The success of the Company is dependent upon its ability to recruit and retain qualified employees especially seasoned relationship bankers.

The Company’s business plan includes and is dependent upon hiring and retaining highly qualified and motivated executives and employees at every level. In particular, our relative success to date has been partly the result of our management’s ability to identify and retain highly qualified relationship bankers that have long-standing relationships in their communities. These professionals bring with them valuable customer relationships and have been integral in our ability to attract deposits and to expand our market share. From time to time, the Company recruits or utilizes the services of employees who are subject to limitations on their ability to use confidential information of a prior employer, to freely compete with that employer, or to solicit customers of that employer. If the Company is unable to hire or retain qualified employees it may not be able to successfully execute its business strategy. If the Company or its employee is found to have violated any nonsolicitation or other restrictions applicable to it or its employees, the Company or its employee could become subject to litigation or other proceedings.

Litigation risks may have a material impact on our assets or results of operations.

We are involved in various matters of litigation in the ordinary course of business which, historically, have not been material to our assets or results of operations. No assurances can be given that future litigation may not have a material impact on our assets or results of operations.

The Series A Preferred Stock impacts net income available to our common shareholders and earnings per common share and the Warrant may be dilutive to holders of our common stock.

The Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), pays dividends at a rate of 9% per year, which will be paid only if, as and when declared by the Company’s Board of Directors subject to any regulatory approval requirements as may then be imposed. The dividends on the Series A Preferred Stock reduce the net income available to common shareholders and our earnings per common share. The Series A Preferred Stock has no maturity date and also receives preferential treatment in the event of liquidation, dissolution or winding up of the Company. In addition, the Certificate of Determination governing the Series A Preferred Stock restricts our ability to declare or pay a dividend with respect to the common stock unless and until all accrued dividends on the Series A Preferred Stock have been paid in full.

Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the outstanding warrant (“Warrant”) issued in conjunction with the Series A Preferred Stock is exercised. The shares of common stock underlying the Warrant represent approximately 6.4% of the shares of our common stock outstanding as of September 30, 2014 (including the shares issuable upon exercise of the Warrant in total shares outstanding). Although the Warrant holders have agreed not to vote any of the shares of common stock received upon exercise of the Warrant, a transferee of any portion of the Warrant or of any shares of common stock acquired upon exercise of the Warrant is not bound by this restriction.

We may be required to raise capital in the future, but that capital may not be available or may not be on acceptable terms when it is needed.

We are required by federal regulatory authorities to maintain adequate capital levels to support operations. Our ability to raise additional capital is dependent on capital market conditions at that time and on our financial performance and outlook. Pending regulatory changes, such as regulations to implement Basel III and the Dodd-Frank Act, may require us to have more capital than was previously required. If we cannot raise additional capital when needed, we may not be able to meet these requirements, and our ability to further expand our operations through organic growth or through acquisitions may be adversely affected.

REGULATORY CONSIDERATIONS

As a bank holding company under the Bank Holding Company Act, we are regulated, supervised and examined by the Board of Governors of the Federal Reserve System, or Federal Reserve Board. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve Board, the Office of Comptroller of the Currency, which regulates the Bank, and the Federal Deposit Insurance Corporation which insures the deposits of CW Bank within certain limits.

In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

Depository institutions, like CW Bank, are also affected by various federal laws, including those relating to consumer protection and similar matters.

We are a legal entity separate and distinct from CW Bank. However, our principal source of cash revenues is the payment of dividends from CW Bank. There are various legal and regulatory limitations on the extent to which CW Bank can finance or otherwise supply funds to us and our other affiliates.

As a national bank the prior approval of the Comptroller of the Currency is required if the total of all dividends declared and paid to Community West in any calendar year exceeds CW Bank’s net earnings for that year combined with their retained net earnings less dividends paid for the preceding two calendar years.

For a more detailed discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to our annual report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this Prospectus.

USE OF PROCEEDS

The Selling Shareholders will receive all of the net proceeds from the sale of the shares of common stock owned by the Selling Shareholders and offered hereby. Community West will receive none of the proceeds of the sale of such shares of common stock.

SELLING SHAREHOLDERS

The common stock covered by this Prospectus is being offered by the Selling Shareholders identified in the table below. The shares of common stock have been acquired by the Selling Shareholders pursuant to stock option agreements with Community West. The following sets forth certain information as of September 30, 2014, with respect to the Selling Shareholders and the shares of common stock offered hereby:

Shareholder – Title with Community West/CW Bank	Shares of Common Stock Beneficially Held (1) (Exclusive of Options)	Number of Shares Underlying Options Held	Maximum Amount of Shares to be Held After Offering (2)	Maximum % of Shares to be Held After Offering (3)

Charles G. Baltuskonis, Executive Vice President and Chief Financial Officer, Community West and CW Bank	53,225	50,250	103,475	1.25%

Robert H. Bartlein, Director and Chairman of the Board, CW Bank	554,134	10,000	564,134	6.98%

Jean W. Blois, Director	61,964	20,000	81,964	1.00%

John D. Illgen, Director	36,091	20,000	56,091	*

*	less than 1%
(1)	Includes shares beneficially owned, directly and indirectly, together with associates, except for shares subject to stock options and outstanding warrants. Also includes shares held as trustee and held by or as custodian for minor children. Unless otherwise noted, all shares are held as community property under California law or with sole investment and voting power.
(2)	Assumes sale of all option shares in the offering.
(3)	Assumes the options shares of the particular Selling Shareholder are issued and outstanding. As of September 30, 2014, there were 8,202,733 shares of common stock issued and outstanding.

Shareholder – Title with Community West/CW Bank	Shares of Common Stock Beneficially Held (1) (Exclusive of Options)	Number of Shares Underlying Options Held	Maximum Amount of Shares to be Held After Offering (2)	Maximum % of Shares to be Held After Offering (3)

Shereef Moharram, Director	11,475	10,000	21,475	*

Eric Onnen, Director	24,422	10,000	34,422	*

William R. Peeples (1), Director and Chairman of the Board, Community West	1,214,135	10,000	1,224,135	14.91%

Martin E. Plourd, Director, President and Chief Executive Officer, Community West and CW Bank	29,300	100,000	129,300	1.56%

James R. Sims, Jr., Director	38,730	20,000	58,730	*

Kirk B. Stovesand, Director	35,000	20,000	56,000	*

PLAN OF DISTRIBUTION

The Selling Shareholders have not advised Community West of any specific plans for the distribution of the shares of common stock covered by this Prospectus, but it is anticipated that the Selling Shareholders may sell all or a portion of the shares of common stock from time to time to purchasers directly or through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the shares of common stock for whom they may act as agent. The Selling Shareholders will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis. The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of the shares of common stock might be deemed to be underwriters, and any profit on the sale of such shares of common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers, or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of any of the shares of common stock is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth the aggregate principal amount of stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions or other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

(1)	Includes 173,922 shares held by Mr. Peeples’ spouse, concerning which Mr. Peeples disclaims beneficial ownership.

The shares of common stock may be sold on the Nasdaq Global Market or in privately negotiated transactions. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Shareholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the shares of common stock by the Selling Shareholders. There is no assurance that the Selling Shareholders will sell any or all the common stock described herein and may transfer, devise or gift such shares by other means not described herein.

LEGAL MATTERS

The validity of the shares offered hereby will be passed on for Community West by Horgan, Rosen, Beckham & Coren, L.L.P., Calabasas, California.

EXPERTS

The consolidated financial statements of Community West Bancshares appearing in Community West Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of Ernst & Young LLP as experts in accounting and auditing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* Community West will send or give the documents containing the information specified in Part I of this registration statement to each participant as specified by Rule 428(b)(1) (Sec. 230.428(b)(1)). In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, Community West is not filing such documents with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act of 1933. These documents and the documents incorporated by reference in this Registration Statement on Form S-8 pursuant to Item 3 of Part II of this Registration Statement on Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated by reference into this Registration Statement on Form S-8 and are made a part hereof:

(a) Community West’s Annual Report on Form 10-K for its fiscal year ended December 31, 2013, filed with the Commission on March 17, 2014;

(b) All other reports of Community West filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Community West’s Annual Report referred to in (a) above; and

(c) The description of Community West’s common stock which is contained in its registration statement on Form 8-A dated December 31, 1997, filed under the Exchange Act, and any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by Community West pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

i

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Community West’s Articles of Incorporation provides that Community West shall eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. Article Six of Community West’s Articles of Incorporation and Article VI of Community West’s Bylaws provide that Community West shall indemnify each of its directors and officers for expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that such person was an “agent” of Community West to the fullest extent permissible under California law. Community West’s Articles of Incorporation and Bylaws also provide that Community West is authorized to provide indemnification for its agents to the extent permissible under California law. In both cases, indemnification for breach of duty may be in excess of that expressly permitted by Section 317 of the California General Corporation Law. Section 317 sets forth the provisions pertaining to the indemnification of corporate “agents.” For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of a corporation in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Section 317 mandates indemnification of an agent for expenses where the agent’s defense is successful on the merits. In other cases, Section 317 allows a corporation to indemnify an agent for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred if the agent acted in good faith and in a manner the agent believed to be in the best interests of the corporation and its shareholders. Such indemnification must be authorized by: (i) a majority vote of a quorum of the board of directors consisting of directors who are not parties to the proceedings; (ii) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (iii) the court in which the proceeding is or was pending upon application by designated parties. Under certain circumstances, a corporation can indemnify an agent even when the agent is found liable. Section 317 also allows a corporation to advance expenses to an agent for certain actions upon receiving an undertaking by the agent that he or she will reimburse the corporation if it is later determined that he or she is not entitled to be indemnified.

In October 2004, Community West entered into Indemnification Agreements with each of its directors pursuant to which it agreed to indemnify each director for expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that such director was Community West’s “agent” to the fullest extent permissible under California law, subject to the terms and conditions of the Indemnification Agreements. The indemnification provisions also apply to liability under the Federal Securities Laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Community West pursuant to the foregoing provisions, Community West has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, Community West is not aware of any pending or threatened litigation or proceeding involving its directors, officers, employees or agents in which indemnification would be required or permitted. Community West believes that its Articles of Incorporation and Bylaw provisions and Indemnification Agreements with its directors are necessary to attract and retain qualified persons as directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Community West Bancshares 2014 Stock Option Plan filed as Appendix A to Community West’s Definitive Proxy Statement (File No. 000-23575) filed on May 5, 2014 is incorporated herein by this reference

4.2	Form of Stock Option Agreement

5.1	Legal Opinion of Horgan, Rosen, Beckham & Coren, L.L.P. with respect to the validity of the shares of common stock underlying options registered hereby

23.1	Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (Included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be treated as a new registration statement of the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Community West Bancshares certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goleta, State of California, on the 29th day of December 2014.

COMMUNITY WEST BANCSHARES

By:	/s/ William R. Peeples
William R. Peeples
Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin E. Plourd and Arthur A. Coren, and each or either of them, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William R. Peeples William R. Peeples	Director and Chairman of the Board	December 29, 2014

/s/ Martin E. Plourd Martin E. Plourd	President and Chief Executive Officer (Principal Executive Officer)	December 29, 2014

/s/ Charles G. Baltuskonis Charles G. Baltuskonis	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 29, 2014

/s/ Robert H. Bartlein Robert H. Bartlein	Director	December 29, 2014

Signature	Title	Date

/s/ Jean W. Blois Jean W. Blois	Director	December 29, 2014

/s/ John D. Illgen John D. Illgen	Director	December 29, 2014

/s/ Eric Onnen Eric Onnen	Director	December 29, 2014

/s/ Shereef Moharram Shereef Moharram	Director	December 29, 2014

/s/ James R. Sims Jr. James R. Sims Jr.	Director	December 29, 2014

/s/ Kirk B. Stovesand Kirk B. Stovesand	Director	December 29, 2014